UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2015

LiqTech International, Inc.

(Exact name of registrant as specified in charter)

Nevada	000-53769	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)	(Zip Code)

+4544986000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective December 21, 2015 LiqTech International, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Søren Degn, the Company’s Chief Financial Officer (“CFO”). Mr. Degn has served as the Company’s CFO since his appointment on August 24, 2011 by the Company’s board of directors (the “Board”). The Agreement supersedes and replaces all other agreements between the Company and Mr. Degn regarding the terms of his engagement by the Company as its CFO.

In consideration for Mr. Degn’s service to the Company, under the Agreement, Mr. Degn is entitled to receive a base salary of DKK 1,230,000 per annum, with eligibility to receive up to 60% of his base salary in the sole discretion of the Board, a one-time signing bonus in the amount of US $40,000, and options to purchase 130,000 shares of common stock of the Company pursuant to the Company’s equity incentive plan. The Agreement also sets forth the other terms of the standard Company benefits that Mr. Degn will be eligible for as an employee. The Agreement shall last until the second anniversary of the Effective Date (as defined in the Agreement) and will renew automatically for successive one (1) year terms unless a notice of non-renewal is given by either party, or unless Mr. Degn’s employment is otherwise terminated prior to the expiration of any term.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits:

EXHIBIT	DESCRIPTION	LOCATION
Exhibit 10.1	Amended and Restated Employment Agreement, dated December 21, 2015 by and between LiqTech International, Inc. and Søren Degn	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: December 23, 2015	/s/ Sune Mathiesen
Sune Mathiesen
Chief Executive Officer